Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

STANLEY FURNITURE COMPANY, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That resolutions were duly adopted by the Board of Directors (the “Board”) of STANLEY FURNITURE COMPANY, INC setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and in the best interests of said corporation. The resolution setting forth the proposed amendment is as follows:

“WHEREAS, the Board believes it to be advisable and in the best interests of the Corporation to amend the Restated Certificate of Incorporation, substantially in the form reported and presented to the Board (the “Certificate of Amendment”) in order to change the name of the Corporation by replacing the name “Stanley Furniture Company, Inc.” with the name “HG Holdings, Inc.”.

NOW THEREFORE BE IT RESOLVED, that in accordance with the governing documents of the Corporation, including without limitation, the Restated Certificate of Incorporation and the by-laws, the Board hereby approves the Certificate of Amendment in its entirety;”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of March, 2018.

STANLEY FURNITURE COMPANY, INC.

By:	/s/ Steven A. Hale II
Name:	Steven A. Hale II
Title:	Chairman of the Board